Exhibit 5.2

July  •, 2005

Standard Aero Holdings, Inc.
500 — 1780 Wellington Avenue
Winnipeg, Manitoba, Canada

- and -

Latham & Watkins LLP
555 Eleventh Street, NW
Suite 1000
Washington, DC 20004-1304

Re:$200,000,000 Aggregate Principal Amount of 8 1/4% Senior Subordinated Notes due 2014

Ladies and Gentlemen:

We have acted as Manitoba counsel to Standard Aero Limited, a Canadian corporation, and Not FM Canada Inc., a Canadian corporation, in connection with the issuance by Standard Aero Holdings, Inc. (the “Company”) of $200,000,000 aggregate principal amount of its 8 1/4% Senior Subordinated Notes due 2014 (the “Securities”) and the guarantees of the Securities (each, a “Guarantee” and together, the “Guarantees”) by Standard Aero Limited and Not FM Canada Inc. (the “Guarantors”) under an Indenture dated as of August 20, 2004, as supplemented on August 24, 2004, August 24, 2004, March 3, 2005 and March 31, 2005 (as so supplemented, the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on April 28, 2005 (File No. 333-124394), as amended on May 9, 2005 and July __, 2005 (as so amended, the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus contained therein, other than as to the enforceability of the Guarantees of the Guarantors as provided herein.

In our capacity as such counsel, we have reviewed authorizing resolutions of the directors of each of the Guarantors. We have assumed the genuineness of all signatures and the legal capacity of all individuals and the authenticity of all documents submitted to us and the conformity to originals of all documents submitted to us as copies thereof. In addition, we have examined such matters of fact and questions of law as wehave considered appropriate for purposes of this opinion.

We are opining herein as to the laws of the Province of Manitoba and the laws of Canada applicable therein, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

Based and relying on the foregoing and subject to the limitations and qualifications and the other matters set forth herein, it is our opinion that, as of the date hereof, the Guarantee of each of the Guarantors has been duly authorized by all necessary corporate action of such Guarantor.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of United States of America federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the prospectus contained therein under the heading “Validity of Securities.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours very truly,